Exhibit 99.8

FOR IMMEDIATE RELEASE
CONTACTS:
Stephen D. Axelrod, CFA
Susan Carrillo	Alisa D. Steinberg (Media)
Whitney Information Network, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (239) 540-6515	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com / alisa@wolfeaxelrod.com

WHITNEY INFORMATION NETWORK, INC. APPOINTS

ANTHONY B. PETRELLI TO ITS BOARD OF DIRECTORS

Cape Coral, Fla. — March 3, 2006 — Whitney Information Network, Inc. (OTC BB: RUSS) is pleased to announce the appointment of Mr. Anthony B. Petrelli to serve on the Company’s Board of Directors effective March 3, 2006.

Mr. Petrelli is a Senior Vice President and Director of Corporate Finance/Investment Banking at Neidiger, Tucker, Bruner, Inc., a highly-regarded regional investment firm founded in 1977 and based in Denver, CO. He began his career in 1972 and since that time has managed the Corporate Finance departments for Bosworth, Sullivan & Co., Hanifen Imhoff, Inc. and his current position at Neidiger, Tucker, Bruner, Inc. He has served on many regulatory and industry committees. Mr. Petrelli has also served on numerous NASD Committees including the NASD National Adjudicatory Council, the NASD Corporate Finance Committee, NASD Small Firm Advisory Board, as an NASD Arbitrator and as Chairman of the NASD Business District Conduct Committee, District 3. Mr. Petrelli is the current Chairman of the National Investment Bankers Association.

Mr. Nicholas Maturo, President and COO of Whitney Information Network said, “It is with great pleasure that management and the Board of Directors welcome the addition of Anthony to the Board.  His extensive experience and acumen in investment banking and finance will be invaluable as Whitney continues to expand its activities through both internal and external growth.”

About Whitney Information Network, Inc.

Whitney Information Network, Inc. (OTC BB: RUSS) is a provider of post-secondary education focused on individual wealth creation and personal success. Through its wholly-owned subsidiary, Wealth Intelligence Academy, Whitney Information Network provides its students with comprehensive instruction and mentorship in real estate investment, stock trading, business development and individual investment strategies. Additional information can be found at http://www.russwhitney.com.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 (“Reform Act”). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company’s SEC filings, including the Company’s Reports on Forms 10K, 10Q and other periodic reports.

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